UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 25, 2014

Date of Report (Date of earliest event reported)

Auspex Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36292	95-4862842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3366 N. Torrey Pines Court, Suite 225 San Diego, CA		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 558-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2014, we entered into a Fourth Amendment to Lease (the “Lease Amendment”) with Mullrock 3 Torrey Pines, LLC, a Delaware limited liability company (“Mullrock”), pursuant to which we will lease approximately 18,500 square feet of office space located at 3333 North Torrey Pines Court, San Diego, California (the “Property”). The office space described in the Lease Amendment will serve as our new corporate headquarters, replacing our current facilities leased pursuant to that certain Office Lease with Mullrock, dated June 6, 2011, as amended (the “Lease”). The Lease, as amended by the Lease Amendment, is scheduled to commence in two phases, with 13,487 square feet of space anticipated to become available on September 1, 2014 at an initial monthly rent of approximately $50,600 per month (the “Suite 400 Premises”) and 4,990 square feet of space becoming available no earlier than January 1, 2015, subject to certain exceptions, at an initial monthly rent of approximately $18,200 per month (the “Suite 300 Premises”). Both the Suite 400 Premises and the Suite 300 Premises are subject to annual rent increases. In addition to such base monthly rent, we will be obligated to pay certain operating expenses applicable to the Property. Pursuant to the Lease Amendment, the Lease will expire 66 months after the date on which the Suite 400 Premises becomes available, subject to certain exceptions.

The foregoing is a summary description of certain terms of the Lease Amendment, is not complete and is qualified in its entirety by reference to the text of the Lease Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Auspex Pharmaceuticals, Inc.

Dated: July 25, 2014
	By:	/s/ Pratik Shah
Pratik Shah, Ph.D.
President and Chief Executive Officer